EXHIBIT 21.2


     Consent of Grant Thornton LLP, Independent Certified Public Accountants


We have issued our report dated May 31, 2003, accompanying the financial statements included in the Annual Report of US Global Nanospace, Inc. on Form 10-KSB for the year ended March 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statement of US Global Aerospace, Inc. on Form S-8 (File No. 333-97213) pertaining to the Company's Amended and Restated 2002 Stock Plan and Form S-8 (File No. 333-85970) pertaining to the Company's 2001 Employee Stock Compensation Plan.


/s/ GRANT THORNTON LLP


Seattle, Washington
July 12, 2004